Exhibit 21.1
Subsidiaries of Las Vegas Sands Corp.

Legal Name	State or Other Jurisdiction of Incorporation or Organization
Grand Canal Shops Mall MM Subsidiary, Inc.	Nevada
Interface Employee Leasing, LLC	Nevada
Interface Group-Nevada, Inc.	Nevada
Las Vegas Sands (Ibrox) Limited	United Kingdom
Las Vegas Sands (Sheffield) Limited	United Kingdom
Las Vegas Sands (UK) Limited	United Kingdom
Las Vegas Sands, LLC	Nevada
Lido Casino Resort Holding Company, LLC	Delaware
Lido Casino Resort, LLC	Nevada
Lido Intermediate Holding Company, LLC	Delaware
Mall Intermediate Holding Company, LLC	Delaware
Phase II Mall Holding, LLC	Nevada
Phase II Mall Subsidiary, LLC	Delaware
Sands Bethworks Gaming, LLC	Pennsylvania
Marina Bay Sands Pte. Ltd. (f/k/a Sands Garden City Pte. Ltd.)	Singapore
Sands Mauritius Holdings	Mauritius
Sands Pennsylvania, Inc.	Delaware
Silver State Marble LLC	Nevada
TK Las Vegas, LLC	Delaware
Venetian Casino Resort, LLC	Nevada
Venetian Cotai Limited	Macau
Venetian Far East Limited	Hong Kong
Venetian Global Holdings Limited	Cayman Islands
Venetian Macau Finance Company	Cayman Islands
Venetian Macau Limited (also known as Venetian Macau S.A.)	Macau
Venetian Marketing Services Limited	Hong Kong
VML US Finance LLC	Delaware
Venetian Marketing, Inc.	Nevada
Venetian Hungary Limited	Cayman Islands
Venetian Interactive, LLC	Nevada
Venetian Orient Limited	Macau
Venetian Resort Development Limited	Cayman Islands
Venetian Transport LLC	Delaware
Venetian Travel Limited	Macau
Venetian Venture Development Intermediate I	Cayman Islands
Venetian Venture Development Intermediate II	Cayman Islands
Venetian Venture Development Intermediate Limited	Cayman Islands
Venetian Venture Development, LLC	Nevada
Venetian Zhuhai Development Limited	PRC
Venetian (Zhuhai Hengqin) Hotel Co., Ltd.	PRC
V-HK Services Limited	Hong Kong
VI (C.I.) Limited	Alderney, Channel Islands
World Sourcing Services Limited	Hong Kong